Exhibit 3.113

327654

FILED
In the office of the Secretary of State of the State of California
OCT - 3 1956
FRANK M. JORDAN, Secretary of State
By [signature] Deputy

Restriction of right to amend articles — No (circled) / Yes

ARTICLES OF INCORPORATION OF

PNEUDRAULICS, INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, ERIC J. SAVILE, RAYMOND S. HUNT, JR., and LORRAINE R. BENVENUTTI, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of California.

AND WE DO HEREBY CERTIFY:

FIRST: That the name of this corporation is

PNEUDRAULICS, INC.

SECOND: That the purposes for which this corporation is formed are the following:

That the primary business in which the corporation intends initially to engage in is the hydraulic, hydrodynamics and similar science, research, development, creation and manufacture of hydraulic, hydrodynamic and hydro-mechanical devices, instruments, objects and component parts thereof, including the right to obtain, leasing, license, acquire and pay for all necessary facilities, services, materials, equipment, patent license rights, and other commodities, rights and privileges, required therefor, and the doing of any other act, usual, customary, or necessary, for the establishment, fulfillment, or doing of the foregoing.

That additional powers to be exercised by the corporation are:

To engage in any and all lawful businesses allowable under law and to do any and all acts necessary and proper and/or usual in the conduct, management and/orcperation of any such businesses so engaged in.

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To purchase, apply for, and otherwise acquire, sell, transfer, and otherwise dispose of, mortgage, and otherwise encumber franchises, easements, rights, privileges, lecenses, trade-marks, tradenames, patents, inventions, improvements and processes.

To purchase, lease from others, and otherwise acquire, sell, convey, transfer, lease to others, and otherwise dispose of, mortgage, or otherwise encumber, real or personal property.

To acquire, hold, and sell the shares of other corporations, and negotiate for the sale, hypothecation, or disposal of the same; to borrow and loan money in connection with the foregoing purposes with or without security therefor; to execute notes, bonds, and all other obligations for money borrowed, property purchases, to obtain and acquire negotiable instruments or evidence of debt, or otherwise acquired by this corporation, labor done, or services performed for this corporation, or any lawful purposes, and secure the payments of the principal and interest of said notes, bonds, or other obligations by mortgage, pledge, hypothecation, deed of trust or otherwise of any or all property owned or which may be acquired by this corporation; and generally, to transact and carry on any other business, and to exercise any other powers which may be necessary, proper or convenient to be carried on or exercised in connection with any of the foregoing purposes or incidents thereto.

This corporation, from time to time, may do anyone or more of the acts and things, or carry out any one or more of the purposes therein set forth, and may transact business in the State of California, in other States, and in the District of Columbia, in the districts, dependencies, and colonies of the United States and foreign countries.

THIRD: That the principal office for the transaction of the business of this corporation is to be located in the County of Los Angeles, State of California.

FOURTH: That the total number of shares which may be is-

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sued by this corporation is seven thousand five hundred (7,500); that the par value of each share is Ten ($10.00) Dollars; that the aggregate par value of all shares is Seventy-Five Thousand ($75,000.00) Dollars; that stock shall be divided into two classes as follows, to wit:

Class "A" Common Stock, consisting of one thousand (1,000) shares of the par value of Ten ($10.00) Dollars each.

Class "B" Common Stock, consisting of six thousand five hundred (6,500) shares of the par value of ten ($10.00) dollars each.

There shall be no distinction between Class "A" Common Stock and Class "B" Common Stock except that Class "B" Common Stock shall not be entitled to vote upon any question affecting the management or affairs of the corporation, nor shall the holders thereof be entitled to receive notice of shareholders' meetings, except as otherwise provided by law; the exclusive voting right being vested in the holders of Class "A" Common Stock. Class "A" Common Stock and Class "B" Common Stock shall otherwise enjoy equal dividend and dissolution rights, share and share alike.

FIFTH: That there shall be three (3) directors; that the number of directors may be changed or increased by the By-Laws, but subject to statutes limiting or governing such novations; that the names and addresses of the persons who are appointed at this time to act as the first directors, are as follows:

ERIC J. SAVILE	742 W. Santa Barbara Drive Claremont, California
RAYMOND S. HUNT, JR.	2828 Kimball Avenue Pomona, California
LORRAINE R. BENVENUTTI	437 South Hill Street Los Angeles, California

SIXTH: That stock issued by this corporation shall be subject to the following provisions:

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l (a) Tbat no shares or stock or this corporat1~n, of 2 any and all classes thereof, shall be 15$ued except upon the arrtrma- 3 t1ve vote or two-thirds { 2/3) or the members of tbe Board of D1rec- 4 tors • • 5 !! (b) That the stockholders or this corporation, bol41ng 6 ~ Class "An Com:aon Stock, shall have a prempt1ve right to purchase all 7 : new 1a&uea ot stock or th1s corporation. f 8 ;. 9 ~ IH WITNESS WHIRBOF, we have hereunto set our hands and ·~ 10 :; aeala tbta lst day ot October, 1956. I· 11 ~ I' 12 !~ 13 ~ I 14 u I; 15 !i 16 jl 171! 1811 19 I 20 21 22 23 24 25 26 2'1 28 29 :50 ~1 32 . - 4-

STATE OF CALIFORNIA )
County of Los Angeles ) ss.

ON THIS 1st day of October, 1956, before me, a Notary Public, in and for the County of Los Angeles, State of California, personally appeared ERIC J. SAVILE, RAYMOND S. HUNT, JR., and LORRAINE R. BENVENUTTI, known to me to be the persons whose names are subscribed thereto and named as directors in the within instrument, and severally acknowledged to me that they executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at my office in the City of Los Angeles, County of Los Angeles, State of California, the day and year in this certificate first above written.

Notary Public in and for said County and State.

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